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                             FIRST AMENDMENT TO THE
                 COAST DENTAL SERVICES, INC. STOCK OPTION PLAN


                 The Coast Dental Services, Inc. Stock Option Plan (the "Plan") is hereby amended in the following manner.

                 1. Purpose of the First Amendment. The purpose of the First Amendment is to revise the provisions of the Plan to reflect recent changes to the requirements of Securities and Exchange Commission Rule 16b-3 and to permit those members of the Board of Directors who are not employees of the Company to participate.

                 2. Amendments. The Plan is hereby amended in the following respects, effective as of the original effective date of the Plan:

         A. Section 1 is amended by adding the word "and directors" immediately after the phrase "...(and officers)..."

         B       Section 2.11 is amended by adding the words "or directors"
immediately after the word "employee."

         C. The first sentence of Section 4.2 is amended by replacing the phrase "disinterested person" with the phrase "nonemployee director."

         D. Section 5 is revised by changing the current text of Section 5 into a Section 5.1, deleting the word only from the first sentence of that paragraph, and restating the second sentence of the paragraph as follows:

                 A director of the Company who is not also an officer or employee of the Company or of one of its Subsidiaries shall not be eligible to receive ISOs and shall be eligible to receive any Awards under the Plan only to the extent provided in Section 5.3.

         E. Section 5 is further revised by adding the following new paragraph as Section 5.2:

                 5.2      Named Executive Officers.  Notwithstanding Section
                 4.1 or any other provisions of this Plan, any officer who is a "named executive officer" for purposes of the Company's proxy statements or a "covered employee" for purposes of Code section 162(m) shall not be granted any Award unless the grant has been approved by the Compensation Committee of the Board of Directors.

         F. Section 5 is further revised by adding the following new paragraph as Section 5.3:
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                 5.3      Directors.  Members of the Board of Directors who are
                 not officers or employees of the Company or any of its Subsidiaries shall be eligible for Options or other Awards under this Plan only to the extent specified in such general policy on compensation of Nonemployee Directors as may be established by the Board of Directors.

         G.      Section 6.3 is amended by revising the sixth sentence of
         Section 6.3 in the following manner:

                 Except as provided in Section 9 hereof, no ISO may be exercised at any time unless the Holder thereof is then an employee of the Company or of a Subsidiary, and no other Option may be exercised at any time unless the Holder is then an employee or director of the Company or of a Subsidiary.

         H. Section 6.3 is further amended by adding the following new provision is added as a new paragraph at the end of such Section 6.3:

                 The Holder shall be deemed to have paid the full option price due upon exercise of his or her Options, if his or her irrevocable notice of exercise to the Company is accompanied by an irrevocable instruction to the Company to deliver the shares of Common Stock issuable upon exercise of the Options promptly to a broker-dealer designated by the Holder for the Holder's account, together with an irrevocable instruction to such broker-dealer to sell at least that portion of the shares necessary to pay the option price (and any related expenses specified by the parties), and such portion of the sale proceeds is delivered directly to the Company no later than the settlement date. This cashless exercise alternative shall not be available if, at the time of such exercise, the Company determines that this procedure would subject the Holder to liability under Section 16(b) of the Securities Exchange Act of 1934.

         I. Section 6.6 is revised by adding the following new sentence after the end of the present paragraph:

                 Notwithstanding the foregoing, the Board of Directors may, in its discretion, permit a Holder to transfer all or a portion of his or her Nonqualified Stock Options to members of his or her immediate family, to trusts for the benefit of members of his immediate family, or to family





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         limited partnerships in which immediate family members are the only partners, provided that the Holder may receive no consideration for such transfers, and that such Nonqualified Stock Options shall still be subject to termination in accordance with Section 9 in the hands of the transferee.

         J.      Section 9.7 is revised by adding the following new sentence:

                 For purposes of applying the preceding Sections 9.1, 9.2, 9.3,
                 9.4 and 9.5 to Nonqualified Options, "employment" shall be deemed to include the Holder's service on the Board of Directors, whether or not the Holder is also a common law employee of the Company.

         K. Section 15 is revised by deleting the phrase "September, 2001" each place it appears, and replacing it with the words "October 20, 2006."

                 3. Authority to Amend the Plan. Section 15 of the Plan provides that the Board of Directors of the Company may amend the Plan in such respects as it shall deem advisable.

                 However, certain amendments, including amendments that materially modify the requirements as to the eligibility for participation in the Plan, may not be amended by the Board without the approval of the Company's stockholders. Accordingly, the amendments set forth in Sections 2A, 2B, 2D, 2F, 2G and 2J shall be effective only if approved by stockholders holding a majority of the Company's voting stock.

                 IN WITNESS WHEREOF, the undersigned, being the duly elected and authorized Secretary of the Company, hereby certifies that this First Amendment to the Plan was legally and validly approved by the Board of Directors of Coast Dental Services, Inc.

                                             COAST DENTAL SERVICES, INC.


                                             By /s/ JOSEPH R. SMITH
                                                ---------------------------
                                                Joseph R. Smith, Secretary





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